Exhibit 5.1

December 13, 2021

PHX Minerals Inc.
1601 NW Expressway, Suite 1100
Oklahoma City, Oklahoma 73118

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to PHX Minerals Inc., an Oklahoma corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale of up to 2,500,000 shares (the “Shares”) of its Class A common stock, par value $0.01666 per share (“Common Stock”), reserved for issuance under that certain PHX Minerals Inc. 2021 Long-Term Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary for the purposes of the opinions expressed herein, including the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, certain resolutions adopted by the Board of Directors and the shareholders of the Company and copies of the Plan. In making the foregoing examinations, we have assumed without independent verification: (i) the genuineness and authenticity of all signatures on original documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness, and authenticity of certificates of public officials; and (v) that each natural person signing any document reviewed by us had the legal capacity to do so. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters.

We have assumed that (i) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; (ii) appropriate action will be taken to register and qualify the Shares for sale under all applicable state securities laws; (iii) the Shares to be sold are issued in accordance with the terms of the Plan; (iv) the Company receives the full consideration for the Shares as stated in the Plan; and (v) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s Common Stock. It is understood that this opinion is

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PHX Minerals Inc.
December 13, 2021

to be used only in connection with the offer and sale of the Shares while the Registration Statement is still in effect.

Based solely upon the foregoing, and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that each Share that is newly issued pursuant to the Plan will be validly issued, fully paid and nonassessable when (a) the Registration Statement shall have become effective under the Act, (b) such Share shall have been duly issued and delivered in the manner contemplated by and in accordance with the Plan, and (c) a certificate in due and proper form representing such Share shall have been duly executed, countersigned, registered and delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) in accordance with the Plan or, if any such Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) in accordance with the Plan.

We are opining herein solely as to the Oklahoma General Corporation Act of the State of Oklahoma. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We note that our legal opinion is an expression of professional judgment and is not a guarantee of result.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jackson Walker LLP